Exhibit 99.2

Z Squared Announces Executive Leadership Appointments to Advance AI Infrastructure Strategy

Michelle Burke Appointed Co-Chief Executive Officer; Ryan Schadel Appointed Chief Marketing Officer as Company Aligns Leadership with Power and High-Density Compute Strategy

Fort Lauderdale, FL — April 28, 2026 — Z Squared, Inc. (Nasdaq: ZSQR) (“Z Squared” or the “Company”), a vertically integrated digital infrastructure company, today announced key executive leadership appointments designed to support the Company’s next phase of growth as it formally advances its AI infrastructure strategy.

Michelle Burke has been appointed Co-Chief Executive Officer, joining David Halabu in a Co-CEO leadership structure. Ryan Schadel has joined Z Squared as its Chief Marketing Officer. Both appointments are effective immediately.

Under the Co-CEO structure, Mr. Halabu will focus on capital markets, real estate, and asset acquisition, while Ms. Burke will lead operating execution across power procurement, site development, hardware deployment, infrastructure readiness, and high-density compute operations. Ms. Burke has served as the Company’s Chief Operating Officer since inception and has hands-on multi-site infrastructure operations experience.

As Chief Marketing Officer, Mr. Schadel will lead the Company’s brand, investor, and capital markets communications. Mr. Schadel brings nearly two decades of public markets experience and currently serves as Chief Executive Officer of Metavesco, Inc., a digital platform developer for OTC traded companies. He is known for his direct, investor first approach to public company communications.

The appointments come as demand for AI infrastructure continues to accelerate and the market faces growing constraints around power availability, interconnection timelines, grid upgrades, and deployment of high-density compute environments. Z Squared believes these constraints are creating opportunities for infrastructure operators with experience in power procurement, managing complex site execution, and deploying compute infrastructure with discipline.

Michelle Burke, Co-Chief Executive Officer of Z Squared, commented, “AI infrastructure is increasingly constrained by power availability, long lead times, cooling solutions, and the ability to reliably operate high density environments. Our team has experience managing institutional scale infrastructure, and we believe that experience matters in a market where execution is the skill gap.”

David Halabu, Co-Chief Executive Officer of Z Squared, commented, “Michelle’s leadership in hardware deployment and infrastructure execution complements my background in real estate and asset acquisition. Ryan brings a direct, investor-first approach to public company communications, which we believe will be important as we communicate Z Squared’s AI infrastructure strategy to our co-owners, community stakeholders, and business partners.”

The Company intends to evaluate and pursue AI infrastructure opportunities, including infrastructure designed to support high-performance computing and AI inference workloads. Z Squared believes the AI infrastructure market will reward operators that can identify power-advantaged sites, deploy high-density compute infrastructure, and deliver reliable operations through disciplined execution.

About Z Squared

Z Squared is a computing infrastructure company operating advanced computing equipment strategically distributed across North Carolina, South Carolina, and Iowa. The Company’s current operations include crypto mining, which provides a natural foundation for the Company’s newer verticals in power generation, data center development, and high-performance compute hosting. The Company manages and optimizes a substantial fleet of specialized computing hardware, supported by dynamic power management strategies, real time analytics dashboards, and a comprehensive in house repair and lifecycle management program designed to maximize hardware efficiency and reduce capital waste.

Z Squared's distributed, facility agnostic infrastructure is purpose built for operational resilience and rapid scalability. The Company's infrastructure avoids over reliance on any single hosting provider and supports agile redeployment of equipment based on shifting power costs, infrastructure readiness, and uptime performance. Z Squared's operational model emphasizes efficiency, discipline, and precision execution, grounded in real time analytics integrated through centralized dashboards that aggregate data from facilities, hardware, and internal systems.

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The Company's power strategy is designed to respond flexibly to real time grid conditions, including curtailment schedules and seasonal electricity rate fluctuations. By adapting energy consumption in response to pricing signals, Z Squared aims to lower its cost per kilowatt hour while preserving uptime and maximizing operational efficiency. Z Squared's distributed, facility agnostic structure reduces exposure to localized disruptions such as regulatory shifts or grid instability, and supports rapid scalability into new geographies and emerging computing workloads.

The Company is led by an experienced team with deep expertise in large scale computing operations, infrastructure optimization, and power management.

For more information, please visit www.zsquaredinc.com.

Cautionary Note Regarding Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by terminology such as “may,” “should,” “could,” “would,” “will,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “continue,” “potential,” “aim,” “project,” and similar expressions. Forward-looking statements in this press release include, without limitation, statements regarding the expected benefits of the Company’s Co-CEO leadership structure and the appointments of Ms. Burke and Mr. Schadel; the Company’s AI infrastructure strategy and its ability to pursue and execute on AI infrastructure opportunities; the Company’s ability to capitalize on market constraints around power availability, interconnection timelines, grid upgrades, and high-density compute deployment; the Company’s power procurement, site execution, hardware deployment, and high-density compute operations capabilities; the expected benefits of the Company's vertically integrated computing infrastructure model; the Company's ability to scale into new geographies and emerging computing workloads; and the Company's future financial and operational performance.

These forward-looking statements are based on management's current expectations and assumptions and are subject to significant risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others: the Company's ability to execute its business strategy; competition in the computing infrastructure and digital asset industries; changes in power costs, energy regulation, and grid conditions; hardware availability, pricing, and obsolescence; the Company's ability to maintain and expand its facility footprint; the volatility of cryptocurrency markets and digital asset values; market, economic, and capital markets conditions; and regulatory developments affecting the Company's operations. Additional risks and uncertainties are described under the heading "Risk Factors" in the Company's Registration Statement on Form S-4, as amended, and other filings with the SEC.

Except as required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances after the date of this press release, whether as a result of new information, future events, or otherwise.

Investor Relations Contact: ZSQR@mzgroup.us

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